T3E-1A

SUPPLEMENT NO. 1

TO

SOLICITATION AND DISCLOSURE STATEMENT

DATED AUGUST 31, 2007

WITH RESPECT TO A SOLICITATION OF VOTES ON THE

JOINT PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF

REMY WORLDWIDE HOLDINGS, INC.

AND

EACH OF THE ENTITIES LISTED ON ANNEX I THERETO

To Holders of Senior Notes and Subordinated Notes as of the Voting Record Date:

Please be advised that the Solicitation and Disclosure Statement has been supplemented to include a copy of the Confidential Information Memorandum dated September 2007 (the “CIM”), which is deemed to be Exhibit M thereto.

A copy of the CIM has been filed with the SEC as an exhibit to the Company’s Form T-3, as amended, and is available at http://www.sec.gov/cgi-bin/srch-edgar?0001046859.

Capitalized terms not otherwise defined herein shall have meaning ascribed to such terms in the above referenced Solicitation and Disclosure Statement.

September 18, 2007